UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2010

GENVEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24469	23-2705690
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 West Watkins Mill Road, Gaithersburg, Maryland	20878
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                                            (240) 632 0740

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01              Entry into a Material Definitive Agreement

On January 13, 2010, GenVec, Inc. (the “Company”) and Novartis Institutes for BioMedical Research, Inc. (“Novartis”) entered into a Research Collaboration and License Agreement (the “Agreement”) with respect to the Company’s preclinical hearing loss and balance disorders program.

Pursuant to the terms of the Agreement, the Company granted Novartis an exclusive, world-wide, royalty-bearing license for specified intellectual property related to the Company’s atonal gene program and atonal adenovectors, as well as non-exclusive, world-wide, royalty-bearing licenses to certain other intellectual property related to the Company’s hearing loss and balance disorders program and its adenovector platform.

In consideration for the rights granted to Novartis under the Agreement, Novartis has agreed to pay to the Company an initial upfront license fee of $5.0 million. In addition, as partial consideration for the rights granted under the Agreement, Novartis Pharma AG, an affiliate of Novartis, purchased from the Company $2.0 million of the Company’s common stock. Including the aggregate $7 million received by the Company for the upfront fee and stock purchase, if certain clinical, regulatory and sales milestones are met, the Company is eligible to receive up to $213.6 million, in addition to royalties on future sales, if any.

The Agreement may be terminated by either party in the event of an unremedied material breach after providing the notice required under the Agreement. Novartis may terminate the Agreement upon 60 days prior written notice for convenience.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. Certain terms of the Agreement have been omitted from this Current Report on Form 8-K and the version of the Agreement attached as Exhibit 10.1 hereto pursuant to a Confidential Treatment Request that the Company filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, at the time of the filing of this Current Report on Form 8-K.

On January 19, 2010, the Company issued a press release announcing the entry into of the Agreement and the sale of the common stock.  A copy of the press release is attached to this current report as Exhibit 99.1 and is incorporated herein by reference.

Section 3 – Securities and Trading Markets

Item 3.02              Unregistered Sales of Equity Securities

As described in Item 1.01 above, on January 13, 2010, the Company sold 1,869,158 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), to Novartis Pharma AG in a private placement for $1.07 per share of Common Stock, which represents an aggregate purchase price of approximately $2,000,000 and was calculated based on the average of the closing price for the Common Stock on the NASDAQ Global Market for the 30 consecutive trading days ending on the fifth trading day prior to the sale of the shares.  The purchase of the shares of Common Stock by Novartis Pharma AG was undertaken in partial consideration for the rights granted under the Agreement.

The shares of Common Stock were issued in a private placement in reliance on Section 4(2) under the Securities Act of 1933 (the “Securities Act”) and Regulation D promulgated thereunder in a transaction not involving a public offering, were not registered under the Securities Act, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1	Research Collaboration and License Agreement, dated January 13, 2010, by and between GenVec, Inc. and Novartis Institutes for BioMedical Research, Inc. +

Exhibit 99.1	GenVec, Inc. Press Release Issued on January 19, 2010

+ Confidential treatment was requested for certain portions of this agreement. The confidential portions were filed separately with the Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC.

Date: January 19, 2010	By:	/s/ DOUGLAS J. SWIRSKY
Douglas J. Swirsky
Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

EXHIBIT INDEX

10.1	Research Collaboration and License Agreement, dated January 13, 2010, by and between GenVec, Inc. and Novartis Institutes for BioMedical Research, Inc. +

99.1	GenVec, Inc. Press Release Issued on January 19, 2010

+ Confidential treatment was requested for certain portions of this agreement. The confidential portions were filed separately with the Commission